TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces Closing of $7.5 million Public Offering

NEW YORK, Feb. 11, 2020 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, announced today the closing of its previously announced underwritten public offering with total gross proceeds of approximately $7,500,000 before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

The securities offered by the Company consist of (i) 3,837,000 Class A Units, each Class A Unit consisting of one share of common stock, par value $0.001 per share (the “Common Stock”) and one Warrant (the “Warrants”) to purchase one share of common stock at a price of $0.57 per Class A Unit and (ii) 5,313 Class B Units, each consisting of one share of Series B Preferred Stock (the “Preferred Stock”) with a stated value of $1,000 per share and convertible into 1,754.386 shares of common stock and one Warrant to purchase 1,754.386 shares of common stock at a combined price of $1,000 per Class B Unit. The aggregate number of shares of Common Stock to be issued pursuant to the Class A Units and issuable upon conversion of all of the Series B Convertible Preferred Stock is 13,158,052. The aggregate number of Warrants to be issued in the offering is 13,158,052. The Warrants will have an exercise price of $0.57 per share, will be immediately exercisable and will expire five years from the date of issuance.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

This offering was made pursuant to an effective registration statement on Form S-1 (No. 333-235976) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on February 6, 2020. A final prospectus relating to the offering was filed with the SEC on February 11, 2020 and is available on the SEC’s website located at http://www.sec.gov.  A final prospectus relating to the proposed offering will be filed and made available on the SEC’s website. Electronic copies of the preliminary prospectus and the final prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing small molecules and biologics to treat pain, addiction and psychiatric conditions. Tonix’s lead product candidate, TNX-102 SL*, is in Phase 3 development as a bedtime treatment for fibromyalgia. The Phase 3 RECOVERY trial (P302) for TNX-102 SL (trade name Tonmya**) in PTSD has stopped enrollment based on the Independent Data Monitoring Committee’s recommendation to stop the study for futility following the interim analysis of the first 50% of enrolled participants. Topline data are expected in the second quarter of 2020. TNX-102 SL for PTSD has U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation.  The Company is enrolling in the Phase 3 RELIEF trial in fibromyalgia and expects data from an interim analysis in the third quarter of 2020. TNX-102 SL is also in development for agitation in Alzheimer’s disease and alcohol use disorder (AUD). The agitation in Alzheimer’s disease program is Phase 2 ready with FDA Fast Track designation and the development for AUD is in the pre-Investigational New Drug (IND) application stage. TNX-601 CR (tianeptine oxalate controlled-release tablets) is in development as a daytime treatment for PTSD, as well as for depression. The first efficacy study will be performed outside the U.S. TNX-1600 (a triple reuptake inhibitor) is a third product candidate being developed for PTSD, as a daytime treatment. Tonix‘s programs for treating addiction conditions also include TNX-1300*** (double-mutant cocaine esterase), which is in Phase 2 development for the treatment of cocaine intoxication and has FDA Breakthrough Therapy Designation. Tonix’s preclinical pipeline includes TNX-1500 (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions and TNX-1700 (rTFF2), a biologic being developed to treat gastric and pancreatic cancers. TNX-801 (live horsepox virus vaccine for percutaneous administration) and TNX-1200 (live vaccinia virus vaccine for percutaneous administration) are vaccines to protect against smallpox and monkeypox. Finally, TNX-701 (undisclosed small molecule) to prevent radiation effects is being advanced as a medical countermeasure to improve biodefense.

*TNX-102 SL (cyclobenzaprine HCl sublingual tablets) is an investigational new drug and has not been approved for any indication.

**Tonmya has been conditionally accepted by the FDA as the proposed trade name for TNX-102 SL for the treatment of PTSD.

***TNX-1300 (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution) is an investigational new biologic and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with the consummation of the proposed offering; risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2019, and periodic reports on Form 10-Q filed with the SEC on or after the date thereof. Tonix does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Bradley Saenger (corporate)
Tonix Pharmaceuticals
investor.relations@tonixpharma.com
(212) 980-9421

Travis Kruse (media)
Russo Partners

travis.kruse@russopartnersllc.com
(212) 845-4272

Peter Vozzo (investors)
Westwicke
peter.vozzo@westwicke.com
(443) 213-0505